Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

FMC CORPORATION

ISSUER

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

TRUSTEE

DATED AS OF MAY 27, 2025

8.450% FIXED-TO-FIXED RESET RATE SUBORDINATED NOTES DUE 2055

i

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 27, 2025 (the “First Supplemental Indenture”), is between FMC CORPORATION, a Delaware corporation having its principal office at 2929 Walnut Street, Philadelphia Pennsylvania 19104 (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter called the “Trustee,” which term includes any successor trustee for the Notes under the Indenture).

WHEREAS, the Company has heretofore entered into a Subordinated Indenture, dated as of May 27, 2025, between the Company and The Trustee (the “Base Indenture”);

WHEREAS, the Base Indenture is incorporated herein by this reference, and the Base Indenture, as supplemented and amended by this First Supplemental Indenture, and as may be hereafter supplemented or amended from time to time in accordance herewith and therewith, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Debt Securities may at any time be established in accordance with the provisions of the Base Indenture, and the terms of such series may be described by a supplemental indenture thereto executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Base Indenture a new series of Debt Securities; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

1.1 Definition of Terms. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c) all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation; provided, that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company;

(e) a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture unless otherwise stated;

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(g) headings are for convenience of reference only and do not affect interpretation.

“Additional Interest” has the meaning specified in Section 2.5(b).

“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at (i) for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion only is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Global Corporate Trust Services – FMC Corporation, and (ii) for all other purposes is located at 1735 Market Street, 43rd Floor, Philadelphia, Pennsylvania 19103, Attention: Global Corporate Trust Services – FMC Corporation, or such other address as the Trustee may designate from time to time by notice to the Holders or the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“First Reset Date” means November 1, 2030.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the Most Recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the Most Recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.

“Global Note” has the meaning specified in Section 2.4(a).

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Initial Interest Rate” means 8.450%.

“Interest Payment Dates” means May 1 and November 1 of each year, commencing on November 1, 2025.

“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Notes” has the meaning specified in Section 2.1.

“Optional Deferral Period” has the meaning specified in Section 4.1.

“Original Issue Date” means May 27, 2025.

“Rating Agency Event” means as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “Rating Agency”), (a) as such methodology was in effect on May 19, 2025, in the case of any rating agency that published a rating for the Company as of May 19, 2025, or (b) as such methodology was in effect on the date such Rating Agency first published a rating for the Company, in the case of any Rating Agency that first publishes a rating for the Company after May 19, 2025 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such Rating Agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such Rating Agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

“Record Date” has the meaning specified in Section 2.5(c).

“Reset Date” means the First Reset Date and November 1 of every fifth year after 2030.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of clauses (1) and (2) of Rule 1-02(w) under Regulation S-X promulgated by the Commission.

“Stated Maturity” has the meaning specified in Section 2.2.

“Tax Event” means the receipt by the Company of an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after May 19, 2025, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.1 Designation and Principal Amount. There is hereby established a new series of Debt Securities to be issued under the Indenture, to be designated as the Company’s “8.450% Fixed-to-Fixed Reset Rate Subordinated Notes due 2055” (the “Notes”), in the initial aggregate principal amount of up to $750,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.10 or 9.05 of the Base Indenture), which amount shall be set forth in any written orders of the Company for the authentication and delivery of Notes pursuant to Section 2.02 of the Base Indenture and Section 7.1 hereof. Additional Debt Securities, without limitation as to amount and without the consent of the Holders of the then outstanding Notes, may also be authenticated and delivered in the manner provided in Section 2.02 of the Base Indenture. Any such additional Debt Securities will have the same Stated Maturity and other terms (except for the issue date and if applicable, the issue price and initial Interest Payment Date) as those initially issued under this First Supplemental Indenture and shall be consolidated with and part of the same series of Notes as the Notes initially issued under this First Supplemental Indenture for all purposes of the Indenture, including waivers and amendments; provided that, if such additional Debt Securities are not fungible for U.S. federal income tax purposes with the previously issued and outstanding Notes, such additional Notes will have a different CUSIP, ISIN and/or any other identifying number. No such additional Debt Securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

2.2 Stated Maturity. The “Stated Maturity” of the Notes is November 1, 2055.

2.3 Form and Payment; Minimum Transfer Restriction.

(a) The Notes shall be issued in fully registered global form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Principal and interest on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Register or by transfer to an account maintained by the Person entitled thereto as specified in the Register, provided that proper transfer instructions have been received by the Paying Agent in writing at least five Business Days prior to the Record Date. The Register for the Notes shall be kept at the Corporate Trust Office of the Trustee, and the Trustee is hereby appointed Registrar and Paying Agent for the Notes.

(b) The Notes may be transferred or exchanged in accordance with the terms of Section 2.07 of the Base Indenture.

2.4 Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Depositary. The Notes will be issued to the Holders in accordance with the following procedures:

(a) So long as Notes are eligible for book-entry settlement with the Depositary, or unless required by law, all Notes that are so eligible will be represented by one or more Registered Global Securities, and except as provided in Section 2.4(c) below, beneficial owners of a Registered Global Security shall not be entitled to have definitive Registered Securities in their names, will not receive or be entitled to receive physical delivery of definitive Registered Securities and will not be registered Holders of such Global Notes.

(b) The transfer and exchange of beneficial interests in Registered Global Securities shall be effected through the Depositary in accordance with the Indenture and the procedures and standing instructions of the Depositary and the Trustee shall make appropriate endorsements to reflect increases or decreases in principal amounts of such Registered Global Securities.

(c) Notwithstanding any other provisions of the Indenture (other than the provisions set forth in this Section 2.4(c), a Registered Global Security may not be exchanged in whole or in part for Notes in definitive form, and no transfer of a Registered Global Security may be registered, in the name of any person other than the Depositary or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Registered Global Security or (B) has ceased to be a clearing agency registered as such under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary, and no successor Depositary has been appointed by the Company within 90 days after its receipt of such notice or its becoming aware of such ineligibility, or (ii) the Company, in its sole discretion and subject to the procedures of the Depositary, instructs the Trustee in writing to exchange such Registered Global Security for a Note that is not a Registered Global Security (in which case such exchange (subject to such procedures) shall be effected by the Trustee).

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Registered Global Security. Initially, the Registered Global Security shall be registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for the Depositary.

Definitive Registered Securities issued in exchange for all or a part of a Registered Global Security pursuant to this Section 2.4(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such definitive Registered Securities to the person in whose names such definitive Registered Global Securities are so registered.

So long as Notes are represented by one or more Registered Global Securities, (i) the Registrar for the Notes and the Trustee shall be entitled to deal with the Depositary for all purposes of the Indenture relating to such Registered Global Securities as the sole Holder of the Notes evidenced by such Registered Global Securities and shall have no obligations to the holders of beneficial interests in such Registered Global Securities; and (ii) the rights of the holders of beneficial interests in such Registered Global Securities shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such holders and the Depositary and/or the participants in the Depositary.

At such time as all interests in a Registered Global Security have been paid, redeemed, exchanged, repurchased or canceled, such Registered Global Security shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and instructions of the Depositary. At any time prior to such cancellation, if any interest in a Registered Global Security is exchanged for definitive Registered Securities, redeemed by the Company pursuant to Article III or canceled, or transferred for part of a Registered Global Security, the principal amount of such Registered Global Security shall, in accordance with the standing procedures and instructions of the Depositary be reduced or increased, as the case may be, and an endorsement shall be made on such Registered Global Security by, or at the direction of, the Trustee to reflect such reduction or increase.

2.5 Interest; Calculation Agent.

(a) Each Note will bear interest (i) from and including the Original Issue Date to, but excluding the First Reset Date at the rate of 8.450% per year and (ii) from and including the First Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus a spread of 4.366%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 8.450%. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The interest rate for each Reset Period will be determined by the Calculation Agent and communicated in writing to the Trustee. The Company or the Calculation Agent will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company or the Calculation Agenet will provide a schedule of its calculations to the Trustee, and the Trustee may rely conclusively on the accuracy of the Calculation Agent’s calculations without independent verification (and the Trustee in any of its capacities hereunder will not have any responsibility for such calculations). The Trustee will promptly forward a copy of each such schedule to a Holder upon its written request therefor, as the costs and expense of the Company. For the avoidance of doubt, the Trustee in any of its capacities hereunder will not be obligated to make, verify or confirm any calculations or other amounts called for under this Indenture or the Notes.

(b) Subject to the Company’s right to defer interest payments described in Article IV below, interest on the Notes is payable semi-annually in arrears on each Interest Payment Date until the principal thereof is paid or made available for payment. If interest payments are deferred or otherwise not paid, they will accrue and compound semi-annually until paid at an annual rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law (“Additional Interest”).

(c) The interest so payable will be paid to the Person in whose name such Note is registered, at the close of business on the Record Date next preceding such Interest Payment Date; provided that interest payable at Maturity will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for, and that is not deferred pursuant to Article IV hereof, will forthwith cease to be payable to the Holders on such Record Date and shall be paid to the Person in whose name such Note (or any Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such defaulted interest established in accordance with Section 2.04 of the Base Indenture. The “Record Date” for payment of interest will be the close of business on the Business Day next preceding the applicable Interest Payment Date, unless such Note is registered to a Holder other than the Depositary or a nominee of the Depositary, in which case the Record Date for payment of interest will be the close of business on the fifteenth calendar day preceding the applicable Interest Payment Date, whether or not a Business Day.

Unless the Company has validly called all of the outstanding Notes for redemption on a redemption date occurring on or prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a redemption date occurring on or prior to the First Reset Date, but the Company does not redeem all of the outstanding Notes on such redemption date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed redemption date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there will always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or any of its affiliates, and the Company or any of its affiliates may serve as, the Calculation Agent. The Company shall provide prompt notice to the Trustee of the appointment of the Calculation Agent and any successor thereto.

(d) If an Interest Payment Date, redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on the amount so payable will accrue for the period from such Interest Payment Date, redemption date or the Stated Maturity, as applicable.

2.6 Agreement to Certain Tax Treatment. Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

ARTICLE III

REDEMPTION OF THE NOTES

Notwithstanding anything in Article 3 of the Base Indenture to the contrary:

3.1 Optional Redemption by Company. The Company shall have the option to redeem the Notes:

(a) in whole or in part on one or more occasions at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date;

(b) in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, on any date not later than 120 days following the occurrence of a Tax Event; and

(c) in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, on any date not later than 120 days following the occurrence of a Rating Agency Event.

Unless the Company defaults in the payment of the redemption price or the proposed redemption is canceled in accordance with the provisions of Section 3.2(c) below, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

The Company shall deposit with the Trustee an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

3.2 Redemption Procedures; Cancellation of Redemption.

(a) Installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the Notes will be payable on that Interest Payment Date to the Holders thereof as of the close of business on the relevant Record Date, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest on the Notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period will not be deemed to fall on a day during such Optional Deferral Period.

(b) Notice of redemption will be mailed or otherwise delivered at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed, at the address of such Holder appearing in the register of the Notes maintained by the Registrar (or otherwise in accordance with the Depositary’s procedures). The Company shall notify the Trustee in writing of any redemption five days in advance of the mailing date of the notice of redemption. Once notice of redemption is delivered, the Notes of a given series called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in Section 3.2(a), accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in Section 3.2(c) and (b) such redemption shall have been canceled in accordance with the provisions of Section 3.2(c) because such condition shall not have been satisfied. If only a portion of the Notes is redeemed, the Trustee will issue in the name of the Holder of the Notes and deliver to such Holder a new Note in a principal amount equal to the unredeemed portion of the principal of the Note surrendered for redemption. If the Company elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in Section 3.2(c), the redemption will not be conditional upon receipt by the Paying Agent or the Trustee of monies sufficient to pay the redemption price.

(c) If, at the time a notice of redemption is given, the Company has not effected satisfaction and discharge or defeasance of the Notes as provided for in the Indenture and such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the Notes, then, if the notice of redemption so provides and at the Company’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled, and the Company shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Company will, not later than the Business Day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption will be returned to the applicable Holders), and the Company will direct the trustee to, and the trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders.

(d) In the case of a partial redemption, selection of the applicable Notes for redemption will be made in accordance with the procedures of the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by a Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. The Trustee shall not be responsible for the calculation of any redemption price.

3.3 No Sinking Fund. The Notes shall not be subject to any sinking fund.

ARTICLE IV

OPTION TO DEFER INTEREST PAYMENTS

4.1 Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, at its option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”).

A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Stated Maturity of the Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Notes until it has paid all accrued and unpaid interest (including Additional Interest) on the Notes from the previous Optional Deferral Period. Such accrued and unpaid interest (including Additional Interest) shall be payable to the persons in whose names the Notes are registered at the close of business on the Record Date next preceding such Interest Payment Date. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the Notes will accrue Additional Interest as provided for in Section 2.5(b) above. Once the Company pays all deferred interest payments on the Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Notes as described above, but not beyond the Stated Maturity of the Notes.

During an Optional Deferral Period, the Company shall not do any of the following:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of the Company’s capital stock;

(ii)

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that rank equally with, or junior to, the Notes in right of payment (including debt securities of other series issued under the Base Indenture); or

(iii)	make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with or junior to the Notes in right of payment.

However, the foregoing provisions shall not prevent or restrict the Company from making:

(a) purchases, redemptions or other acquisitions of its capital stock in connection with:

(i) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of its subsidiaries or affiliates;

(ii) the satisfaction of the Company’s obligations pursuant to any contract or security entered into prior to the beginning of such Optional Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of such Optional Deferral Period; or

(iii) a dividend reinvestment or shareholder purchase plan;

(b) any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of the Company’s capital stock;

(c) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of its capital stock;

(d) any purchase, redemption or other acquisition of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e) any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f) any payment, dividend or distribution made in the Company’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g) payments on the Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Notes, made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h) any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause the Company to breach the terms of the instrument governing such parity securities; or

(i) any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences.

4.2 Notice of Deferral. The Company shall give the Trustee written notice of its election to begin an Optional Deferral Period at least five Business Days before the first Interest Payment Date of such Optional Deferral Period, which notice shall contain an instruction for the Trustee to forward such notice to the Holders of the Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.

ARTICLE V

SUCCESSORS

Solely for purposes of the Notes, Section 5.01 of the Base Indenture shall be deleted and replaced by the following:

5.1 When the Company May Merge, Consolidate or Dispose of Assets. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into any of its direct or indirect Subsidiaries or a sale, conveyance, transfer, lease or other disposition to any of its direct or indirect Subsidiaries) or permit any Person to merge with or into the Company unless:

(a) either (1) the Company is the continuing or surviving Person in such transaction or series of related transactions (the “Successor Company”), or (2) in a transaction in which the Company is not the continuing or surviving Person, or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company (A) is organized under the laws of the United States or any State thereof or the District of Columbia, and (B) shall expressly assume, by one or more supplemental indentures executed and delivered to the Trustee in a form reasonably satisfactory to the Trustee, all of the Company’s obligations under the Securities and this Indenture; and

(b) immediately before and after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(c) the Company or the Successor Company (if not the Company) have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, lease, sale, disposition or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

ARTICLE VI

DEFAULT AND REMEDIES

Solely for purposes of the Notes, Sections 6.01 and 6.02 of the Base Indenture shall be deleted and replaced by the following:

6.1 Events of Default. Each of the following shall constitute an “Event of Default” with respect to the Notes:

(a) the Company defaults in the payment of all or any part of the principal of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) the Company defaults in the payment of any interest on the Notes when the same becomes due and payable, and such default continues for a period of 30 days, provided that, the Company’s failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the Notes unless the Company pays such interest within five business days after the interest payment date, whether or not the Company provided a notice of deferral;

(c) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary with respect to the Company or such Significant Subsidiary, as the case may be, or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment or a trustee, receiver, liquidator, custodian or other similar official of the Company or any Significant Subsidiary or for any substantial part of the property and assets of the Company or such Significant Subsidiary, as the case may be, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or such Significant Subsidiary, as the case may be, under any bankruptcy, insolvency or other similar law now or hereafter in effect; and

(d) the Company or any Significant Subsidiary (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or such Significant Subsidiary, as the case may be, or for all or substantially all of the property and assets of the Company or such Significant Subsidiary, as the case may be, or (3) effects any general assignment for the benefit of creditors.

Except as otherwise set forth above, an Event of Default does not include a failure to comply with covenants under the Indenture.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, an Officers’ Certificate of any Event of Default pursuant to Section 6.1(c) or 6.1(d) and any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

The Trustee must give Holders notice of all defaults or Events of Default within 90 days after a Responsible Officer of the Trustee has received written notice of such default. However, except in the cases of a default or an Event of Default in payment on the Notes, the Trustee will be protected in withholding the notice if its Responsible Officers determine that withholding of the notice is in the interest of such Holders.

6.2 Acceleration. If an Event of Default occurs and is continuing with respect to the Notes, then, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company (and to the Trustee if given by Holders), may declare the entire outstanding principal amount of all Notes, and all accrued but unpaid interest thereon, if any, to be immediately due and payable (collectively, the “Default Amount”). Upon such a declaration, the Default Amount shall be due and payable immediately. Notwithstanding the foregoing, in case of an Event of Default specified in Section 6.1(c) or Section 6.1(d), then the principal amount of all the Notes then outstanding and the accrued but unpaid interest thereon, if any, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, be and become immediately due and payable. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

ARTICLE VII

FORM OF NOTE

7.1 Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached hereto as Exhibit A.

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

8.1 Original Issue of Notes. Notes in the initial aggregate principal amount of up to $750,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.10 or 9.05 of the Base Indenture) may be executed by an Officer of the Company and delivered to the Trustee for authentication by it, and upon receipt of a written order of the Company, the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company in accordance with the terms of the Base Indenture. For the avoidance of doubt, no corporate seal or attestation shall be required for the Company’s due execution of the Notes.

ARTICLE IX

MISCELLANEOUS

9.1 Discharge and Defeasance. For the avoidance of doubt, Article 8 of the Base Indenture will apply to the Notes.

9.2 Ratification of Indenture; First Supplemental Indenture Controls. The Base Indenture, as supplemented and (solely for purposes of the Notes) amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith. In acting hereunder and with respect to the Notes, the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture, including, without limitation, its right to be indemnified, are deemed to be incorporated herein, and will be enforceable by the Trustee hereunder, in each of its capacities hereunder, as if set forth herein in full.

9.3 Recitals. The recitals herein contained are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee does not make any representation as to the validity or sufficiency of this First Supplemental Indenture or the terms or provisions hereof. The Trustee shall not be responsible for the due execution hereof by the Company or the consequences of any amendment herein provided for, and the Trustee makes no representation as to such matters. The Trustee will not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

9.4 Governing Law. This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby.

9.5 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6 Counterparts; Signatures. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties to this First Supplemental Indenture or any certificate or other document delivered pursuant to the Indenture may be in electronic form and any such electronic signature shall be deemed to be such signatory’s original signature for all purposes. The Trustee may authenticate the Notes by manual or electronic signature. The Trustee will not have any duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) will be deemed original signatures for all purposes. Any person that uses electronic signatures or electronic methods to send communications to the Trustee assumes all risks arising out of such use, including the risk of the Trustee acting on an unauthorized communication and the risk of interception or misuse by third parties. Notwithstanding anything to the contrary in this paragraph, the Trustee may, in any instance and in its sole discretion, require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic communication.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FMC CORPORATION

By:	/s/ Brian J. Blair
Name:	Brian J. Blair
Title:	Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Judge
Name:	Michael Judge
Title:	Vice President

EXHIBIT A

FORM OF

8.450% FIXED-TO-FIXED RESET RATE SUBORDINATED NOTE DUE 2055

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

UNLESS AND UNTIL THIS GLOBAL NOTE IS EXCHANGED IN WHOLE OR IN PART FOR A GLOBAL NOTE IN DEFINITIVE REGISTERED FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]*

THE NOTES EVIDENCED HEREBY WILL BE ISSUED, AND MAY BE TRANSFERRED, ONLY IN MINIMUM DENOMINATIONS OF $2,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER, SALE OR OTHER DISPOSITION OF NOTES IN A DENOMINATION OF LESS THAN $2,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH NOTES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF PAYMENTS IN RESPECT OF SUCH NOTES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH NOTES.

*	Insert in Global Notes.

FMC CORPORATION

[Up to]* $[  ]

8.450% Fixed-to-Fixed Reset Rate Subordinated Note due 2055

Dated: [    ] [  ], 20[  ]

NUMBER R-[ ]	CUSIP NO: 302491AZ8

Holder: [          ]

FMC CORPORATION, a Delaware corporation (herein referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Holder named above, the principal sum [of [__] Dollars]** [specified in the Schedule of Increases or Decreases annexed hereto]* on November 1, 2055 (the “Stated Maturity”). Subject to the Company’s right to defer interest payments as provided in the First Supplemental Indenture (as defined herein), the Company further promises to pay to the Holder of this note (the “Note”) as hereinafter provided interest on said principal sum (subject to deferral as set forth herein) at the rate (as such rate is reset from time to time) specified or calculated as provided in the First Supplemental Indenture semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), commencing November 1, 2025, from the Interest Payment Date next preceding the date hereof to which interest has been paid or duly provided for (unless (i) no interest has yet been paid or duly provided for on this Note, in which case from May 27, 2025, or (ii) the date hereof is before an Interest Payment Date but after the related Record Date (as defined below), in which case from such following Interest Payment Date; provided, however, that if the Company shall default in payment of the interest due on such following Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for or if no interest has yet been paid or duly provided for on this Note, in which case from May 27, 2025), until the principal hereof is paid or duly provided for, plus (b) Additional Interest, as defined in the First Supplemental Indenture, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the rate per annum borne by this Note, compounded semi-annually.

The interest so payable will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Note is registered at the close of business on the Record Date next preceding such Interest Payment Date. The Record Date shall be the close of business on the Business Day next preceding the applicable Interest Payment Date, unless this Note is registered to a Holder other than The Depository Trust Company or a nominee of The Depository Trust Company, in which case the Record Date will be the close of business on the fifteenth calendar day preceding such Interest Payment Date whether or not a Business Day.

*	Insert in Global Notes.
**	Insert in Notes other than Global Notes.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

If an Interest Payment Date, redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on the amount so payable will accrue for the period from and such the Interest Payment Date, redemption date or the Stated Maturity, as applicable.

The Company will have the option to defer payment of all or part of the current and accrued interest otherwise due on the Notes at the times and subject to the terms and conditions set forth in the Indenture.

The Notes of this series shall have an initial aggregate principal amount of up to $750,000,000.

The Notes evidenced by this Certificate may be transferred or exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and any attempted transfer, sale or other disposition of Notes in a denomination of less than $2,000 shall be deemed to be void and of no legal effect whatsoever.

The indebtedness evidenced by this Debt Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Debt Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debt Security by its acceptance hereof authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Article 11 of the Base Indenture and appoints the Trustee his attorney-in-fact for such purpose, including, in the event of any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance this Debt Security in the form required in said proceedings and cause said claim to be approved.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Indenture.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, FMC CORPORATION has caused this instrument to be duly executed.

FMC CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities, of the series designated herein, referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

This Security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), issued and to be issued in one or more series pursuant to the Subordinated Indenture, dated as of May 27, 2025, as heretofore supplemented and amended, between the Company and U.S. Bank Trust Company, National Association (the “Trustee,” which term includes any successor trustee for the Notes under the Indenture), as supplemented and amended by a First Supplemental Indenture dated as of May 27, 2025 by and between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, as it may be hereafter supplemented or amended from time to time, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes. This Security is one of the series designated on the face hereof (the “Notes”) which is unlimited in aggregate principal amount. Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Indenture.

The Company shall have the option to redeem the Notes as provided in the Indenture.

In the case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Any consent or waiver by the Holder of this Note given as provided in the Indenture (unless effectively revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued in exchange, registration of transfer, or otherwise in lieu hereof irrespective of whether any notation of such consent or waiver is made upon this Note or such other Notes. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the places, at the respective times, at the rates and in the coin or currency herein prescribed.

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of a Note by accepting a Note waives and releases all such liability. Such waiver and release form a part of the consideration for issuance of the Notes.

Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing       as agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated: _______ __, ____

Your Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this Note is: $[ ]

Changes to Principal Amount of Global Note

Date	Principal Amount by which this Note is to be Decreased or Increased and the Reason for the Decrease or Increase	Remaining Principal Amount of this Note	Signature of Authorized Officer of Series Trustee